Exhibit 4.3

1997 STOCK OPTION PLAN

(as amended through April 30, 2003)

ARTICLE I

Definitions

Section 1.1 Definitions. As used herein, the following terms shall have the meaning set forth below, unless the context clearly requires otherwise:

(a)	“Applicable Event” shall mean (i) the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which more than 30% of the Company’s issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Company of an agreement to merge or consolidate the Company with or into another entity where the Company is not the surviving entity, an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation), or the approval by the shareholders of the Company of an agreement to merge or consolidate the Company with or into another entity where the Company is the surviving entity, pursuant to which more than 25% of the Company’s issued and outstanding Stock has been transferred.

(b)	“Bank” shall mean the Unizan Bank, National Association, and any subsidiary of the Unizan Bank, National Association or Unizan Financial Corp.

(c)	“Committee” shall mean a Committee consisting of the members of the Board of Directors of the Company or Bank, who are not employees of the Bank or the Company.

(d)	“Company” shall mean Unizan Financial Corp.

(e)	“Director” shall mean a member of the Board of Directors of the Company and/or the Bank.

(f)	“Effective Date” with respect to the Plan shall mean the date specified in Section 2.3 as the Effective Date.

(g)	“Fair Market Value” with respect to a share of Stock shall mean the fair market value of the Stock, as determined by application of such reasonable valuation methods as the Committee shall adopt or apply. The Committee’s determination of Fair Market Value shall be conclusive and binding on the Company and the Optionee. The Committee shall take into account the valuation performed for the 401(k) plan maintained for the benefit of the employees of the Bank.

(h)	“Option” shall mean an option to purchase Stock granted pursuant to the provisions of the Plan. Options granted under the Plan shall be either Nonqualified Stock Options or Incentive Stock Options. An Incentive Stock Option shall mean an Option to purchase shares of Stock which is designated as an Incentive Stock Option by the Committee and is intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified Stock Options shall mean an Option to purchase shares of Stock which is not an Incentive Stock Option.

(i)	“Optionee” shall mean a Director, officer or employee of the Bank or the Company to whom an Option has been granted.

(j)	“Plan” shall mean the 1997 Stock Option Plan, the terms of which are set forth herein.

(k)	“Plan Year” shall mean the twelve-month period beginning on the Effective Date, and each twelve-month period thereafter beginning on the anniversary date of the Effective Date.

ARTICLE II

The Plan

Section 2.1 Name. This plan shall be known as the “1997 Stock Option Plan.”

Section 2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to Directors and officers of the Company and the Bank an opportunity to acquire or increase their proprietary interest in the Company by the grant to such persons of Options under the terms set forth herein. By encouraging such persons to become owners of the Company, the Company seeks to attract, motivate, reward and retain those highly competent individuals upon whose judgment, initiative, leadership and efforts the success of the Company depends.

Section 2.3 Effective Date and Term. The Plan was approved by the Board of Directors of the Company on January 16, 1997, and shall be effective retroactively on March 1, 1997, as approved by a majority of the shareholders of the Company present in person or by proxy at the meeting of shareholders of the Company held on April 15, 1997. The Plan shall terminate upon the tenth anniversary of the Effective Date.

ARTICLE III

Administration

Section 3.1 Administration.

(a)	The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have sole discretion and authority to determine from time to time the individuals to whom Options may be granted, the number of shares of Stock to be subject to each Option, the period during which such Option may be exercised and the price at which such Option may be exercised.

(b)	Meetings of the Committee shall be held at such times and at such places as shall be determined from time to time by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the vote of a majority of those members present at any meeting shall decide any question brought before the meeting. In addition, the Committee may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of the members.

(c)	No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act of omission on his own part, including, but not limited to, the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. All questions of interpretations and application with respect to the Plan, or Options granted thereunder, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee.

(d)	In addition, the Committee shall have the sole discretion and authority to determine whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, or both types of Options, provided that Incentive Stock Options may be granted only to persons who are employees of the Company or the Bank.

Section 3.2 Company Assistance. The Company and the Bank shall supply full and timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability or other termination of employment and such other pertinent facts as the Committee may require. The Company and the Bank shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE IV

Optionees

Section 4.1 Eligibility. Directors and officers of the Company and the Bank shall be eligible to participate in the Plan. The Committee may grant Options to any eligible individual subject to the provisions of Section 5.1. Subject to adjustment as set forth in Section 9.4, the maximum number of Options granted to any individual Optionee in any calendar year shall be 75,000 Options.

ARTICLE V

Shares of Stock Subject to the Plan

Section 5.1 Grant of Options and Limitations.

(a)	Initial Plan Year. For the initial Plan Year, the Committee shall grant Options according to the following schedule:

1.	Each person who is a Director of the Company and not actively employed by the Company or the Bank as of the Effective Date shall receive Options for 1,000 shares of Stock;

2.	Each person who is a Director of one or more Banks and is not a Director of the Company or actively employed by the Company or Bank as of the Effective Date shall receive Options for 700 shares of Stock;

3.	The Company’s CEO, determined as of the Effective Date, shall receive Options for 1,000 shares of Stock;

4.	Such other individuals, excluding individuals identified in Section 5.1(a)(1) or (2), as are designated by the Committee shall be eligible to receive Options for the number of shares of Stock as determined by the Committee.

(b)	Subsequent Years. As of the first day of each subsequent Plan Year, Options shall be granted according to the following schedule:

1.	Each person who is a Director of the Company and not actively employed by the Company or Bank, who has never received Options as a result of being a Director, shall receive Options for 2,000 shares of Stock; however, if the Company’s CEO, determined as of the Effective Date, becomes eligible under this Subsection (b)(1), he shall receive Options for 500 shares of Stock;

2.	Each person who is a Director of the Company, has previously received Options as a result of being a Director, and is not actively employed by the Company or the Bank shall receive Options for 1,000 shares of Stock;

3.	Each person who is a Director of one or more Banks, and is not a Director of the Company or actively employed by the Company or Bank, who has never received Options as a result of being a Director, shall receive Options for 2,000 shares of Stock;

4.	Each person who is a Director of one or more Banks, has previously received Options as a result of being a Director, and is not a Director of the Company or actively employed by the Company or Bank, shall receive Options for 1,000 shares of Stock;

5.	Such other individuals as are designated by the Committee shall be eligible to receive Options for the number of shares of Stock as determined by the Committee.

(c)	Stock Available for Options. Subject to adjustments pursuant to the provisions of Section 9.3 hereof, the aggregate number of shares with respect to which Options may be granted during the term of the Plan shall be 2,800,000 shares of Company Stock. Shares with respect to which Options may be granted may be either authorized and unissued shares or shares issued and thereafter acquired by the Company.

Section 5.2 Options Under the Plan. Shares of Stock with respect to which an Option granted hereunder shall have been exercised shall not again be available for grant hereunder. If Options granted hereunder shall expire, terminate, or be canceled for any reason without being wholly exercised, new Options may be granted hereunder covering the number of shares to which such Option expiration, termination or cancellation related.

ARTICLE VI

Options

Section 6.1 Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of at least a majority of the members of the Committee and by a written Stock Option Agreement dated as of the date of grant and executed by the Company and the Optionee. The Stock Option Agreement shall set forth such terms and conditions as may be determined by the Committee consistent with the Plan.

Section 6.2 Option Price. The exercise price of the Stock subject to each Option shall not be less than the Fair Market Value of the Stock on the date the Option was granted.

Section 6.3 Option Grant and Exercise Periods. No Option may be granted after the tenth anniversary of the Effective Date. The period for exercise of each Option shall be determined by the Committee, but in no instance shall such period extend beyond the tenth anniversary of the date of grant of the Option. The period of exercise for each Incentive Stock Option granted to an Optionee, who owns Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, may not be more than five (5) years from the date of grant of the Option.

Section 6.4 Option Exercise.

(a)	The Company shall not be required to sell or issue shares under any Option if the issuance of such shares shall constitute or result in a violation by the Optionee or the Company of any provisions of any law, statute, or regulation of any governmental authority. Specifically, in connection with the Securities Act of 1933, (the “Act”), upon exercise of any Option, the Company shall not be required to issue such shares unless the Committee has received evidence satisfactory to it to the effect that registration under the Act or applicable state securities laws is not required, unless the offer and sale of securities under the Plan is registered or qualified under the Act and applicable state laws. Any determination in this connection by the Committee shall be final, binding and conclusive. If shares are issued under any Option without registration under the Act or applicable state securities laws, the Optionee may be required to accept the shares subject to such restrictions in transferability as may, in the reasonable judgment of the Committee, be required to comply with exemptions from registration under such laws. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Act or applicable state securities laws. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

(b)	Subject to Section 6.4(c), and such terms and conditions as may be determined by the Committee in its sole discretion upon the grant of an Option, an Option may be exercised in whole or in part and from time to time by delivering to the Company at its principal office written notice of the intent to exercise the Option with respect to a specified number of shares. In the case of an Incentive Stock Option, the aggregate fair market value of the shares (under all plans of the Company), with respect to which such options are exercisable for the first time by an Optionee during any calendar year, may not exceed $100,000. The aggregate fair market value of the shares is determined on the date of grant.

(c)	An Option shall be exercisable according to the following vesting schedule:

20% after one year from the date of grant;

40% after two years from the date of grant;

60% after three years from the date of grant;

80% after four years from the date of grant;

100% after five years from the date of grant.

Provided, however, that upon the earlier of (i) the Optionee’s 62nd birth date, (ii) the occurrence of an Applicable Event, (iii) the death of the Optionee, or (iv) total disability, all Options granted to the Optionee shall be fully exercisable in accordance with the terms of the Plan. For purposes of this Plan, an Optionee is totally disabled if he is receiving disability benefits under the Social Security Act as the result of a total and permanent disability, or is determined to be totally disabled under any long-term disability plan sponsored by the Bank or the Company.

If the number of shares subject to Options granted to an Optionee during a Plan Year ever exceeds 5,000 shares, then the vesting schedule can be determined at the discretion of the Committee, but in no event would the vesting schedule exceed ten years from the date of the grant.

At the discretion of the Committee, all or a portion of the Options previously granted to an Optionee can be amended to reduce the vesting schedule or immediately 100% vest such Options.

(d)	Subject to such terms and conditions as may be determined by the Committee in its sole discretion upon grant of any Options, payment for the shares to be acquired pursuant to exercise of the Options shall be made as follows:

1.	By delivering to the Company at its principal office a check payable to the order of the Company, in the amount of the Option price for the number of shares of Stock with respect to which the Option is then being exercised; or

2.	By delivering to the Company at its principal office certificates representing Stock, duly endorsed for transfer to the Company, having an aggregate Fair Market Value as of the date of exercise equal to the amount of the Option price, for the number of shares of Stock with respect to which the Option is then being exercised; or

3.	By any combination of payments delivered pursuant to paragraphs (d)(1) and (d)(2) above.

Section 6.5 Rights as Shareholder. An Optionee shall have no rights as a Shareholder with respect to any shares subject to such Options prior to the exercise of the Options and the purchase of such shares.

Section 6.6 Limited Rights. Within the earlier of (i) the occurrence of an Applicable Event, or (ii) 30 days following the date on which the Company obtains knowledge of and notifies an Optionee of an Applicable Event, an Optionee shall have the right (without regard to the limitation on the exercise of Options set forth in Section 6.4(c) of the Plan and similar limitations in the Stock Option Agreement) to exercise Options and Stock Appreciation Rights then held, or to surrender unexercised Options in exchange for a cash amount. Such cash amount shall be equal to the total appreciation from any exercise of Stock Appreciation Rights, plus the product of (1) the number of shares of Stock subject to the Option, or the portion thereof which is surrendered, multiplied by (2) the amount by which the highest price paid or to be paid per share, pursuant to an Applicable Event, exceeds the exercise price.

ARTICLE VII

Stock Appreciation Rights

Section 7.1 Stock Appreciation Rights. The Board of Directors may, upon recommendation of the Committee, grant Stock Appreciation Rights to Optionees at the same time as such Optionees are awarded Options under the Plan. Such Stock Appreciation Rights shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Such agreement, shall comply with, and be subject to, the following terms and conditions:

(a)	Grant. Each Stock Appreciation Right shall relate to a specific Option under the Plan and shall be awarded to an Optionee concurrently with the grant of such Option. The number of Stock Appreciation Rights granted to an Optionee shall be equal to a proportion of the number of shares that the Optionee is entitled to receive pursuant to the Plan.

(b)	Grant of Parallel Award. In that each Stock Appreciation Right is parallel to an Option, the exercise of all or a portion of the Options shall cause an equal exercise of the same proportion of Stock Appreciation

Rights granted under the Plan. A Stock Appreciation Right can only be exercised in conjunction with the exercise of the parallel Option.

(c)	Calculation of Appreciation. Each Stock Appreciation Right shall entitle an Optionee to the excess of the fair market value of a share of Stock on the exercise date over the fair market value of a share of Stock on the date the Stock Appreciation Right was granted. The total appreciation available to an Optionee from any exercise of Stock Appreciation Rights shall be equal to the number of Stock Appreciation Rights being exercised times the amount of appreciation per Stock Appreciation Right.

(d)	Payment of Appreciation. The total appreciation available to an Optionee from an exercise of Stock Appreciation Rights shall be paid in cash.

(e)	Exercise Limitations. An Optionee may exercise a Stock Appreciation Right only in conjunction with the exercise of the Option to which the Stock Appreciation Right is attached. Stock Appreciation Rights may be exercised only at such times and by such persons as may exercise Options under the Plan.

ARTICLE VIII

Termination, Amendment and Modification of the Plan

Section 8.1 Termination. The Plan shall expire with respect to the granting of Stock Options or Stock Appreciation Rights at the close of business on February 28, 2007. The Board of Directors of the Company may at any time and from time to time and in any respect amend, modify or terminate the Plan; provided, however, that absent the approval of Shareholders representing a majority of the voting shares of Stock of the Company, no such action may:

(a)	increase the total number shares of Stock or Stock Appreciation Rights subject to the Plan, except as contemplated in Section 9.4 hereof; or

(b)	withdraw the administration of the Plan from the Committee; or

(c)	change the terms by which an Option or Stock Appreciation Right may be exercised, in whole or in part, as described in Section 6.4 of the Plan; or

(d)	change the limitation on the price at which Options or Stock Appreciation Rights may be granted hereunder as provided by Section 6.2; or

(e)	affect any Stock Option Agreement or Stock Appreciation Right Agreement previously executed pursuant to the Plan without the consent of the Optionee.

ARTICLE IX

Miscellaneous

Section 9.1 Transferability. During the Optionee’s lifetime, any Option or Stock Appreciation Right may be exercised only by the Optionee or any guardian or legal representative of the Optionee, and the Option shall not be transferable except, with respect to both Nonqualified Stock Options and Incentive Stock Options, in the case of the death of the Optionee, by will or the laws of descent and distribution, and with respect to Nonqualified Stock Options; (i) as specifically permitted by and solely to the extent permitted in the Stock Option Agreement, or (ii) to an immediate family member, a partnership consisting solely of immediate family members, or trusts for the benefit of immediate family members.

Section 9.2 Designation of Beneficiary. An Optionee may file a written designation of a beneficiary who is to receive any Stock and/or cash. Such designation of beneficiary may be changed by the Optionee at any time by written notice to the Treasurer of the Company. Upon the death of an Optionee and upon receipt by the Company of proof of identity and the existence of a beneficiary at the time of the Optionee’s death validly designated by the Optionee under the Plan, the Company shall deliver such Stock and/or cash to such beneficiary. In the event of the death of an Optionee in the absence of a beneficiary validly designated under the Plan who is living at the time of such Optionee’s death, the Company shall deliver such Stock and/or cash to the executor or the administrator of the estate of the Optionee, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents of the Optionee as the Company may designate. No beneficiary shall, prior to the death of the Optionee by whom he has been designated, acquire any interest in the Stock or cash credited to the Optionee under the Plan.

Section 9.3 Effect of Termination of Employment or Death.

(a)	If an Optionee’s status as a Director or as an employee of the Company or the Bank terminates for any reason, other than death, disability or termination of service after attainment of age 65, before the date of expiration of Nonqualified Stock Options and Stock Appreciation Rights held by such Optionee, such Nonqualified Stock Options and Stock Appreciation Rights shall become null and void on the 90th day following the date of such termination. An Optionee who terminates employment with the Company or the Bank, but retains his status as a Director is not considered terminated for purposes of this Section 9.3. The date of such termination shall be the date the Optionee ceases to be a Director or an employee of the Company or the Bank.

(b)	If an Optionee dies before the expiration of Nonqualified Stock Options and Stock Appreciation Rights held by the Optionee, such Nonqualified Stock Options and Stock Appreciation Rights shall terminate on the earlier of (i) the date of expiration of the Nonqualified Stock Options and Stock Appreciation Rights, or (ii) one year following the date of the Optionee’s death. The executor or administrator or personal representative of the estate of a deceased Optionee, or the person or persons to whom Nonqualified Stock Options and Stock Appreciation Rights granted hereunder shall have been validly transferred by the executor or the administrator or the personal representative of the Optionee’s estate, shall have the right to exercise the Optionee’s Nonqualified Stock Options and Stock Appreciation Rights. To the extent that such Nonqualified Stock Options and Stock Appreciation Rights would otherwise be exercisable under the terms of the Plan and the Optionee’s Stock Option Agreement and Stock Appreciation Rights Agreement, such exercise may occur at any time prior to the termination date specified in this paragraph.

(c)	If an Optionee separates from service after attainment of age 65 but before the expiration of Nonqualified Stock Options and Stock Appreciation Rights held by the Optionee, such Nonqualified Stock Options and Stock Appreciation Rights shall terminate on the date of expiration of the Nonqualified Stock Options and Stock Appreciation Rights.

(d)	If an Optionee becomes totally disabled before the expiration of Nonqualified Stock Options and Stock Appreciation Rights held by the Optionee, such Nonqualified Stock Options and Stock Appreciation Rights shall terminate on the earlier of (i) the date of expiration of the Nonqualified Stock Options and Stock Appreciation Rights, or (ii) one year following the date of the Optionee’s termination of service due to disability.

(e)	In the case of Incentive Stock Options, if an Optionee’s status as an employee of the Company or the Bank terminates for any reason, other than disability, before the date of expiration of Incentive Stock Options held by such Optionee, such Incentive Stock Options shall become null and void on the date three months following the date of such termination. For an Optionee who terminates employment with the Company due to disability, as defined in the Internal Revenue Code Section 22(c)(3), the three-month period specified in the prior sentence shall become one year.

Section 9.4 Antidilution. The provisions of subsections (a) and (b) shall apply in the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or another entity by reason of any merger, consolidation, reorganization, recapitalization, reclassification, combination, stock split or stock dividend.

(a)	The aggregate number and kind of shares subject to Options and Stock Appreciation Rights which may be granted hereunder shall be adjusted appropriately.

(b)	Where dissolution or liquidation of the Company or any merger or combination in which the Company is not the surviving company is involved, each outstanding Option and Stock Appreciation Right granted hereunder shall, subject to Section 6.6, terminate.

The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Committee and any such adjustments may provide for the elimination of fractional share interests.

Section 9.5 Application of Funds. The proceeds received by the Company from the sale of Stock pursuant to Options shall be used for general corporate purposes.

Section 9.6 Tenure. Nothing in the Plan or in any Options or Stock Appreciation Rights granted hereunder, or in any Stock Option Agreements or Stock Appreciation Rights Agreements relating thereto, shall confer upon any Director, or upon any officer or any employee, the right to continue in such position with the Company or the Bank.

Section 9.7 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or the Bank, nor shall the Plan preclude the Company or the Bank from establishing any other forms of incentive or other compensation for Directors, officers, or employees of the Company or the Bank.

Section 9.8 No Obligation to Exercise Options. The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Optionee to exercise such Option or Stock Appreciation Right.

Section 9.9 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

Section 9.10 Singular, Plural Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine.

Section 9.11 Headings, Etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience of reference; they constitute no part of the Plan.

Section 9.12 Governing Law. Except as otherwise required by law, the validity, construction and administration of this Plan shall be determined under the laws of the State of Ohio.

Section 9.13 Tax Withholding. The Company shall have the right to deduct from any settlement made under this Plan, including the delivery or vesting of Common Shares, any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Shares are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.